Stock-For-Stock Exchange Agreement

THIS STOCK-FOR-STOCK EXCHANGE AGREEMENT (the “Agreement”) dated as of March 16, 2011, is by and among Senetek PLC, a company formed under the laws of England (“Senetek”), Iron Eagle Acquisitions, Inc., a Nevada corporation (“Iron Eagle”), Mr William Campbell of 905 N. Pines Road, Suite A, Spokane, WA  99206, and the shareholders of the Iron Eagle, namely Chester Mining Company, an Idaho Corporation (“CHMN”) and Brush Prairie Minerals, Inc., a Delaware corporation (“BPMI ”) (CHMN and BPMI collectively the “Shareholders”).  Certain capitalized terms used in this Agreement are defined in ARTICLE XI of this Agreement.

WITNESSETH:

WHEREAS, Senetek wishes to acquire, and the Shareholders are willing to sell, all of the issued and outstanding stock of Iron Eagle in exchange solely for a part of the voting stock of Senetek whereby Iron Eagle would become a wholly owned subsidiary of Senetek (the “Exchange Transaction”);

WHEREAS, the respective Boards of Directors of Senetek, Iron Eagle, and the Shareholders have approved and declared advisable the Exchange Transaction upon the terms and subject to the conditions of this Agreement;

WHEREAS, the respective Boards of Directors of Senetek, Iron Eagle, and the Shareholders have determined that the Exchange Transaction is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders; and

WHEREAS, the parties hereto each intends, for federal income tax purposes, that the Exchange Transaction contemplated hereby constitute a reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
EXCHANGE TRANSACTION

1.1           Transfer of Outstanding Iron Eagle Common Shares to Senetek.  On the Closing Date the Shareholders shall authorize the transfer to Senetek of the uncertificated shares of common stock of Iron Eagle (the “Iron Eagle Common Stock”) set forth below, which in the aggregate shall represent not less than 100% of the issued and outstanding shares of the common stock of Iron Eagle at Closing, in exchange for the issue and allotment of the number of shares of the common stock of Senetek set forth below.

Name of Shareholder	No. of Shares of Iron Eagle to be Transferred	No. of Shares of Senetek to be Issued
Brush Prairie Minerals, Inc.	5,500,000	5,500,000
Chester Mining Company	2,650,000	2,650,000
TOTAL	8,150,000	8,150,000

1.2           Issuance of Shares to Iron Eagle Shareholders.  In exchange for the transfer of the common stock of Iron Eagle pursuant to Section 1.1 hereof, Senetek shall on the Closing Date and contemporaneously with such transfer of the common stock of Iron Eagle to it by the Shareholders, issue and allot to the Shareholders the number of ordinary shares of Senetek (the “Senetek Ordinary Shares”) specified in Section 1.1 above, provided that the Shareholders have complied with all their obligations under this Agreement and that the warranties given by Iron Eagle and the Shareholders under this Agreement are true and accurate.  The rate of exchange of shares of Senetek for shares of Iron Eagle shall be one-for-one.

1.3           Appointment of Directors.  At the Closing each of CHMN and BPMI shall appoint John Ryan and Howard Crosby as directors.  Also at Closing, William Campbell shall resign as the sole director and officer of Iron Eagle and shall appoint John Ryan as a director.

ARTICLE II.
CLOSING

2.1           Closing Date.  The closing of the Exchange Transaction and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ronald N. Vance, Attorney at Law, 1656 Reunion Avenue, Suite 250, South Jordan, Utah, at 3:00 p.m., mountain time on March 17, 2011, or, if all the conditions set forth in ARTICLE VI and ARTICLE VII of this Agreement have not been satisfied or waived by that date, as soon as practicable after they have been satisfied or waived, or such other date, time and place as each of the parties hereto may otherwise agree in writing (the “Closing Date”).

2.2           Execution of Exchange Documents.  On the Closing Date, the parties hereto shall cause the Exchange Transaction to be consummated by filing the Articles of Exchange with the Nevada Secretary of State (the “Articles of Exchange”), together with any required, related certificates, with the Nevada Secretary of State, in such form as required by, and executed in accordance with, the relevant provisions of the Nevada Revised Statutes, and Senetek shall (subject to the Shareholders' compliance with all their obligations under this Agreement) release and deliver the original share certificates for the Senetek Ordinary Shares to the Shareholders (or undertake to deliver the same promptly following such release), at which time the Exchange Transaction will be effective (the “Effective Time”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF WILLIAM CAMPBELL, IRON EAGLE,
AND THE SHAREHOLDERS

William Campbell represents, warrants and undertakes that (1) he has full power and authority to enter into this Agreement and to comply with his obligations under it, and (2) that he will comply with his obligation under Section 1.3 in accordance with the provisions of this Agreement.

Each of Iron Eagle and the Shareholders, jointly and severally, represents and warrants to Senetek that all of the statements contained below in this ARTICLE III are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

3.1           Due Incorporation.  Iron Eagle is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.  True, correct and complete copies of the Articles of Incorporation and Bylaws of Iron Eagle have been delivered to Senetek.  Iron Eagle does not have any wholly or partially owned subsidiaries and does not own any economic, voting or management interests in any other Person.

3.2          Due Authorization.  Each of Iron Eagle and the Shareholders have full power and authority to enter into this Agreement, the Articles of Exchange and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Iron Eagle and each of the Shareholders of this Agreement have been duly and validly approved and authorized by the Board of Directors of Iron Eagle and each of the Shareholders, and no other actions or proceedings on the part of Iron Eagle or the Shareholders are necessary to authorize this Agreement, the Articles of Exchange and the transactions contemplated hereby and thereby.  Iron Eagle and each of the Shareholders has duly and validly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of Iron Eagle and each of the Shareholders, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3          Consents; Non-Contravention.

(a)           Except for the filing of the Articles of Exchange with the Nevada Secretary of State and filings required by applicable federal and state securities laws, no Permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by Iron Eagle of this Agreement or the Articles of Exchange, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation by Iron Eagle following the Effective Time of the business currently conducted by Iron Eagle.

(b)           Except as would not result in a Iron Eagle Material Adverse Effect, the execution, delivery and performance by Iron Eagle of this Agreement and the Articles of Exchange do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any material Contract; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of Iron Eagle under any material Contract to which Iron Eagle is a party or by which Iron Eagle or any of its assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of Iron Eagle or indebtedness secured by Iron Eagle’s assets or properties; (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Iron Eagle; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of Iron Eagle except as provided for in this Agreement.

3.4          Capitalization.  The authorized capital stock of Iron Eagle consists of 100,000,000 shares of Iron Eagle Common Stock and 5,000,000 shares of Iron Eagle Preferred Stock.  On the date hereof, there are issued and outstanding 8,150,000 shares of Iron Eagle Common Stock and no shares of preferred stock.  All of the issued and outstanding shares of Iron Eagle Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith.  No shares of Iron Eagle’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Iron Eagle and/or the Shareholders (or either of them); (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Iron Eagle, or contracts, commitments, understandings or arrangements by which Iron Eagle is or may become bound to issue additional shares of capital stock of Iron Eagle or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Iron Eagle; (iv) there are no agreements or arrangements under which Iron Eagle is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of Iron Eagle which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Iron Eagle is or may become bound to redeem a security of Iron Eagle; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) Iron Eagle does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of Iron Eagle’s capital stock.

3.5          Patented Mining Claims.  The sole material assets of Iron Eagle consist of the patented mining claims designated in Schedule 3.5 (the “Real Properties”) and the data pertaining to the mining properties as described in such Schedule (the “Mining Data”).

3.6          Title to Real Properties.

(a)           As of the Effective Date Iron Eagle has good and valid record fee simple title to, and is the lawful owner of, all its Real Properties, subject solely to Permitted Encumbrances and except where the failure to have such title could not reasonably be expected to cause, individually or in the aggregate, an Iron Eagle Material Adverse Effect.  Each of the Real Properties is free and clear of Liens, other than Permitted Encumbrances disclosed in Schedule 3.6(a).

(b)           Iron Eagle enjoys peaceful and undisturbed possession of the Real Properties.

(c)           Prior to the Effective Date, no Shareholder has engaged in any mining activities on any of the Real Properties, except as otherwise disclosed on Schedule 3.6(c).

(d)           As of the Effective Date, none of Iron Eagle or the Shareholders has received any notice of any pending or contemplated condemnation proceeding affecting any of the Real Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date.

(e)           None of Iron Eagle or the Shareholders is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any of the Real Properties or any interest therein.

(f)           To the knowledge of the Iron Eagle and the Shareholders, with respect to each of the Real Properties on which significant surface improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as could not reasonably be expected to cause, individually or in the aggregate, an Iron Eagle Material Adverse Effect.

3.7          Mining Data.  Iron Eagle has good and valid title to, is the lawful owner of, or holds a valid and enforceable right to use, all Mining Data free and clear of any Lien or other obligation.  Neither Iron Eagle nor the Shareholders makes any representation or warranty as to the accuracy or completeness of the Mining Data.

3.8          No Material Liabilities.  Iron Eagle has no material debts, liabilities or obligations of any nature.

3.9          Contracts.  Except for this Agreement, Iron Eagle has no material executory Contracts.

3.10        Environmental.  To the Knowledge of Iron Eagle and the Shareholders, Iron Eagle is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Iron Eagle or any of its Real Properties and, to the Knowledge of Iron Eagle and the Shareholders, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or threatened in writing.

3.11        Hazardous Materials.  Except as disclosed on Schedule 3.11 hereto and except as to matters that could not reasonably be expected to cause, individually or in the aggregate, an Iron Eagle Material Adverse Effect:

(a)           To the knowledge of Iron Eagle and the Shareholders, (i) no Hazardous Material is located at any of the Real Properties that would reasonably be expected to give rise to (A) any liability of Iron Eagle under any Environmental Laws or (B) any cost or obligation under Environmental Laws, and (ii) no reportable quantities of any Hazardous Material has been generated, used, treated, handled or stored at, or transported to or from, any of the Real Properties by Iron Eagle or the Shareholders in a manner that would reasonably be expected to give rise to (1) any liability of such party under any Environmental Laws or (2) any cost or obligation under Environmental Laws other than, in the case of Iron Eagle, those costs and obligations that would be incurred in the ordinary course of the Company’s proposed mining business;

(b)           there are no agreements in effect as of the Effective Date pursuant to which Iron Eagle has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws;

(c)           to the knowledge of Iron Eagle and the Shareholders, there are no landfills or disposal areas located at, on, in or under the Real Properties that require an authorization pursuant to Mining Laws or Environmental Laws for which such party does not hold such an authorization pursuant to Mining Laws or Environmental Laws;

(d)           none of the Real Properties is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; and

(e)           there are not currently and, to the knowledge of Iron Eagle and the Shareholders, there have not been any underground storage tanks “owned,” or “operated” (as defined by applicable Environmental Law) by Iron Eagle or the Shareholders or present or located on the Real Properties.

3.12        Litigation.  There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Iron Eagle and the Shareholders, threatened against Iron Eagle or any of its officers or directors in their capacity as such, or any of its Real Properties or businesses, and Iron Eagle and Shareholders have no Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing.  Neither Iron Eagle nor any Shareholder is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.  Neither Iron Eagle nor any Shareholder has entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which Iron Eagle or the Real Properties has any continuing obligation.  There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of Iron Eagle, threatened by or against Iron Eagle or either of the Shareholders with respect to this Agreement or the Articles of Exchange, or in connection with the transactions contemplated hereby, and Iron Eagle and the Shareholders have no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

3.13        Brokers.  Neither Iron Eagle or the Shareholders nor any of their agents or representatives has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

3.14        Board Approval.  The Board of Directors of Iron Eagle, by unanimous written consent, duly adopted resolutions, unanimously approved by the Board of Directors: (a) approving and declaring advisable this Agreement, the Exchange Transaction and the transactions contemplated hereby (such approvals having been made in accordance with the Nevada Revised Statutes); (b) determining that the terms of the Exchange Transaction are fair to and in the best interests of Iron Eagle and its shareholders; (c) recommending that the shareholders of Iron Eagle approve and adopt this Agreement and the Exchange Transaction; and (d) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

3.15        Full Disclosure.  No representation or warranty by Iron Eagle or the Shareholders contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE IV.
REPRESENTATIONS OF SENETEK

Senetek represents and warrants to Iron Eagle and the Shareholders that all of the statements contained in this ARTICLE IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

4.1          Due Incorporation; Foreign Qualification.  Senetek is a corporation duly organized, validly existing and in good standing under the laws of England, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being owned, leased, operated and conducted.

4.2          Due Authorization.  Senetek has full power and authority to enter into, as applicable, this Agreement and the Articles of Exchange, and has full power and authority to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Senetek of this Agreement have been duly and validly approved and authorized by its Board of Directors; and no other actions or proceedings on the part of Senetek are necessary to authorize this Agreement, the Articles of Exchange or the transactions contemplated hereby and thereby.  This Agreement constitutes the legal, valid and binding obligation of Senetek enforceable in accordance with its terms as to Senetek, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3          Non-Contravention.

(a)           Except for the filing of the Articles of Exchange pursuant to this Agreement and filings required by applicable federal and state securities laws, no Permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority, or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by Senetek of this Agreement or the Articles of Exchange, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation of the respective businesses currently conducted by Senetek following the Effective Time.

(b)           Except as would not result in a Senetek Material Adverse Effect, the execution, delivery and performance by Senetek of this Agreement and the Articles of Exchange do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any Contract; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of Senetek under any Contract to which Senetek is a party or by which Senetek or any of its assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of Senetek or indebtedness secured by Senetek’s assets or properties; (v) violate or conflict with any provision of the organization and governing documents of Senetek; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of Senetek except as provided for in this Agreement.

4.4          Capitalization.  At Closing Senetek shall have not more than 7,800,000 ordinary shares issued and outstanding, excluding the effect of any transactions contemplated by this Agreement.

4.5          SEC Documents; Financial Statements.  Senetek has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of Senetek included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  No other written information provided by or on behalf of Senetek to Iron Eagle or the Shareholders which is not included in the SEC Documents, including, without limitation, this Agreement and the Schedules attached hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.  Neither Senetek, nor any of its officers, directors, employees, or agents has provided Iron Eagle, its shareholders, or their representatives, with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to such parties by Senetek or any of its officers, directors, employees, or agents prior to the Closing Date shall be publicly disclosed by Senetek prior to the Closing Date.

4.6          Absence of Certain Changes.  Except as disclosed in Schedule 4.6, there has been no material change or development in the business, properties, assets, operations, financial condition, results of operations or prospects of Senetek which has had or reasonably could cause a Senetek Material Adverse Effect.

4.7          Brokers.  Neither Senetek nor any of its agents or representatives has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

4.8          Board Approval.  The Board of Directors of Senetek, at meetings duly called and held or pursuant to written consents fully executed prior to execution of this Agreement, duly and unanimously adopted resolutions: (a) approving and declaring advisable this Agreement, the Exchange Transaction and the transactions contemplated hereby (such approvals having been made in accordance with English law); (b) determining that the terms of the Exchange Transaction are fair to and in the best interests of Senetek and its shareholders; and (c) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

4.9          Full Disclosure.  No representation or warranty by Senetek contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

ARTICLE V.
COVENANTS

5.1          Implementing Agreement.  Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action required of it to consummate and make effective the transactions contemplated by this Agreement.

5.2          Access to Information and Facilities; Confidentiality.

(a)           From and after the date of this Agreement, Iron Eagle and the Shareholders shall allow Senetek and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of Iron Eagle and the Shareholders and shall make the officers and employees of Iron Eagle and the Shareholders available to Senetek and its representatives as Senetek or its representatives shall from time to time reasonably request.  Senetek and its representatives shall be furnished with any and all information concerning Iron Eagle and the Shareholders, which Senetek or its representatives reasonably request and can be obtained by Iron Eagle and the Shareholders without unreasonable effort or expense.

(b)           From and after the date of this Agreement, Senetek shall allow Iron Eagle and the Shareholders, and their representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of Senetek and its subsidiaries and shall make the officers and employees of Senetek available to Iron Eagle, the Shareholders and their representatives as Iron Eagle, the Shareholders or their representatives shall from time to time reasonably request.  Iron Eagle, the Shareholders and their representatives shall be furnished with any and all information concerning Senetek and its subsidiaries, which Iron Eagle, the Shareholders or their representatives reasonably request and can be obtained by Senetek without unreasonable effort or expense.

(c)           With respect to the information disclosed pursuant to this Section 5.2, the parties shall maintain the confidentiality of any material non-public information furnished by the other Party.

5.3          Preservation of Business.  Subject to the terms of this Agreement, from the date of this Agreement until the Closing Date, each of Iron Eagle and Senetek (which for the purposes of this covenant includes their respective subsidiaries and affiliates), as the case may be, shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to: (a) preserve intact the present business organization of Iron Eagle and Senetek, as the case may be; (b) preserve the good and advantageous relationships of Iron Eagle and Senetek, as the case may be, with employees and other Persons material to the operation of their respective businesses; and (c) not permit any action or omission within its control which would cause any of the representations or warranties of Iron Eagle and Senetek, as the case may be, contained herein to become inaccurate in any material respect or any of the covenants of Iron Eagle and Senetek, as the case may be, to be breached in any material respect.

5.4          Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of: (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Exchange Transaction and the other transactions contemplated by this Agreement not to be satisfied; or (b) the failure of Iron Eagle or Senetek, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Exchange Transaction and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.5          Consents and Approvals.

(a)           Each of Iron Eagle and the Shareholders shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby.  Iron Eagle and the Shareholders shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Iron Eagle or the Shareholders, as applicable, pursuant to Applicable Law in connection with this Agreement and the transactions contemplated hereby.

(b)           Senetek shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby.  Senetek shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of Senetek pursuant to Applicable Law or otherwise in connection with this Agreement and the transactions contemplated hereby.

5.6          Shareholder Approval.  As soon as practicable following the date of this Agreement, Iron Eagle shall seek, and the Shareholders shall grant, approval of the Exchange Transaction, this Agreement, and the transactions contemplated hereby.

5.7          Supplemental Information.  From time to time prior to the Closing, Iron Eagle and the Shareholders, on the one hand, and Senetek, on the other hand, shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE III and ARTICLE IV, respectively, hereof.

5.8          Tax-Free Reorganization Treatment.

(a)           Iron Eagle, the Shareholders and Senetek shall use their commercially reasonable efforts, and cause their respective affiliates to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Exchange Transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Neither Iron Eagle, any Shareholder, nor Senetek shall, nor shall they permit any of their respective representatives or affiliates to, take or cause to be taken any action that could reasonably be expected to prevent the Exchange Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)           This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).  Each of Iron Eagle and Senetek shall report the Exchange Transaction as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)           Notwithstanding the foregoing, neither Senetek nor any representative of, or legal counsel or consultant for, Senetek warrants that the Exchange Transaction will qualify as a tax-free reorganization.

ARTICLE VI.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SENETEK

The obligations of Senetek under this Agreement are subject to the satisfaction (or waiver by Senetek) of the following conditions precedent on or before the Closing Date:

6.1          Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of Iron Eagle and the Shareholders contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

6.2          Compliance with Agreements and Covenants.  Iron Eagle and the Shareholders shall have performed and complied in all material respects with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

6.3          Consents and Approvals.  Iron Eagle and the Shareholders shall have received written evidence satisfactory to Senetek that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

6.4          No Material Adverse Change.  At the Closing Date, there shall have been no material adverse change in the assets, liabilities, prospects, financial condition or business of Iron Eagle or the Shareholders.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute an Iron Eagle Material Adverse Effect.

6.5          Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to constitute an Iron Eagle Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

6.6          Approval of Exchange.  The Shareholders shall have approved this Agreement and the Exchange Transaction contemplated hereby in accordance with Nevada Revised Statutes.

6.7          No Registration.  Senetek shall be satisfied that the issuance of the Senetek Ordinary Shares in connection with the Exchange Transaction shall be exempt from registration under Regulation D of the Securities Act and Section 4(2) of the Securities Act and all applicable state securities laws.

6.8          Deliveries.  All the deliverables set out in Section 8.1 below shall have been delivered to Senetek (or such third party/parties as it may nominate) or waived by Senetek in writing.

ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF IRON EAGLE

The obligations of Iron Eagle and the Shareholders under this Agreement are subject to the satisfaction (or waiver by Iron Eagle or the Shareholders, as applicable) of the following conditions precedent on or before the Closing Date:

7.1          Representations and Warranties.  Without supplementation after the date of this Agreement, the representations and warranties of Senetek contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

7.2          Compliance with Agreements and Covenants.  Senetek shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3          No Material Adverse Change.  At the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition or business of Senetek.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a Senetek Material Adverse Effect.

7.4          Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to constitute a Senetek Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VIII.
DELIVERIES AT CLOSING

8.1          Iron Eagle Closing Deliveries.  At the Closing, in addition to any other documents or agreements required under this Agreement, Iron Eagle and the Shareholders shall deliver to Senetek the following:

(a)           Resolutions of the Board of Directors and the Shareholders approving and authorizing the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby, including the Exchange Transaction, acceptance of the resignation of William Campbell as a director, and the appointment of John Ryan as a director;

(b)           Written authorization from each Shareholder transferring the shares of Iron Eagle to Senetek as provided in Section 1.1;

(c)           The executed Articles of Exchange;

(d)          An executed representation form from each Shareholder furnished by Senetek evidencing compliance with federal and state securities laws by Iron Eagle and the Shareholders; and

(e)           All other instruments and documents that Senetek or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by Iron Eagle or the Shareholders on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing;

(f)           A signed, irrevocable (other than in accordance with this Agreement) letter of resignation as a director of Iron Eagle from William Campbell, in such form (and with such other supporting instruments, documents or information required to terminate his directorship of Iron Eagle) as Senetek may reasonably require; and

(g)           All instruments and documents that Senetek or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary to appoint Howard Crosby and John Ryan as directors of each of the Shareholders in accordance with Section 1.3.

8.2          Senetek Closing Deliveries.  At the Closing, in addition to any other documents or agreements required under this Agreement, Senetek shall deliver to Iron Eagle and the Shareholders the following:

(a)           Resolutions of the Board of Directors of Senetek approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Exchange Transaction;

(b)           The executed Articles of Exchange;

(c)           Copies of share certificates representing the shares to be issued and allotted pursuant to Section 1.2; and

(d)           All other instruments and documents that Iron Eagle or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by Senetek on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

ARTICLE IX.
MUTUAL INDEMNIFICATION

9.1          Indemnification.

(a)           Iron Eagle and the Shareholders, jointly and severally, covenant and agree to defend, indemnify and hold harmless Senetek, its officers, directors, and each person who controls Senetek within the meaning of the Securities Act from and against any damages (including reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (A) any inaccuracy in or breach of any representation or warranty made by Iron Eagle or any Shareholder in this Agreement; or (B) the failure of Iron Eagle or any Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by such party pursuant to this Agreement.

(b)           Senetek covenants and agrees to defend, indemnify and hold harmless Iron Eagle and the Shareholders, their officers, directors, and each person who controls Iron Eagle or any Shareholder within the meaning of the Securities Act from and against any damages (including reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (A) any inaccuracy in or breach of any representation or warranty made by Senetek in this Agreement; or (B) the failure by Senetek to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

9.2          Third Party Claims.

(a)           If any party entitled to be indemnified pursuant to Section 9.1 (an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any governmental entity or arbitrator and an appeal from any of the foregoing (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any damages directly resulted or were caused by such failure.

(b)           The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (A) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (Bi) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.  So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.

(c)           If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle, or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

9.3          Indemnification Non-Exclusive.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE X.
TERMINATION

10.1        Agreement Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Exchange Transaction contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a)           by mutual written agreement of Senetek and Iron Eagle;

(b)           by Senetek (if Senetek is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by Iron Eagle or any Shareholder with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; (ii) Iron Eagle or any Shareholder makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects an Iron Eagle Material Adverse Effect after the date of this Agreement; (iii) an Iron Eagle Material Adverse Effect shall have occurred after the date of this Agreement; (iv) the Board of Directors of Iron Eagle withdraws its recommendation of the Exchange Transaction, if given, or recommends to holders of Iron Eagle Common Stock the approval of any transaction other than the Exchange Transaction; or (v) the Shareholders fail to approve this Agreement as provided in this Agreement.

(c)           by Iron Eagle and the Shareholders (if neither Iron Eagle nor the Shareholders is then in material breach of their obligations under this Agreement) if: (i) a material default or breach shall be made by Senetek with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within thirty days; (ii) Senetek makes an amendment or supplement to any Schedule hereto and such amendment or supplement reflects a Senetek Material Adverse Effect after the date of this Agreement; (iii) a Senetek Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) the Board of Directors of Senetek withdraws its recommendation of the Exchange Transaction, if given, or recommends to holders of Senetek Ordinary Shares the approval of any transaction other than the Exchange Transaction.

10.2        Effect of Termination.  In the event of termination of this Agreement authorized pursuant to Section 10.1 hereof, written notice thereof shall be given to the other parties and all obligations of the parties shall terminate and, except as otherwise provided in this Section, no party shall have any right against any other party hereto for any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.1        Certain Definitions.  As used herein, the following terms shall have the meanings set forth below:

“Applicable Law” shall mean all Laws, to the extent applicable to any Person.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Contract” shall mean any contract, lease, commitment or understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument or license, whether written or verbal, which is intended or purports to be a binding and enforceable agreement.

“Environmental Law” shall mean any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Governmental Authority” shall mean: (a) the government of the United States: (b) the government of any foreign country; (c) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (d) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall mean any material or substance (i) the presence and amount of which is limited or regulated under any applicable Environmental Laws; (ii) that is included in the definition of a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant” or words of similar import under any Environmental Law; (iii) that is toxic, explosive, corrosive, flammable, ignitable, infections, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Laws; (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons in reportable quantities under any Environmental Laws; or (v) that contains PCBs, asbestos or urea formaldehyde foam insulation.

“Iron Eagle Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of Iron Eagle and its assets and subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a) (i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting (A) the natural resources, mining and minerals industries as a whole; (B) the United States economy or financial markets in general; or (C) any foreign economy or financial markets in any location where Iron Eagle has material operations or sales; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by Iron Eagle approved or consented to in writing by Senetek.

“Knowledge” shall mean, as it relates to Senetek, the actual knowledge of John Ryan, in each case upon reasonable inquiry; and as it relates to Iron Eagle, the actual knowledge of William Campbell, in each case upon reasonable inquiry.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of any Person.

“Mining Laws” shall mean any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, Permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities.

“NPL” shall mean the National Priorities List maintained in accordance with the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq, as amended from time to time.

“Permit” shall mean a permit, license, registration, certificate of occupancy, approval or other authorization issued by any Governmental Authority.

“Permitted Encumbrances” shall mean, with respect to each Real Property the following Liens and other encumbrances:  (i) liens for taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested; and (ii) zoning restrictions, easements, trackage rights, licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Iron Eagle or would result in a Iron Eagle Material Adverse Effect;

“Person” shall mean any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual or other entity.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senetek Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of Senetek and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting the United States economy or financial markets in general; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by Senetek approved or consented to in writing by Iron Eagle.

“Shareholder Approval” shall mean the approval of the Exchange Transaction, this Agreement, and the transactions contemplated hereby by the shareholders of the Iron Eagle in accordance with the Articles of Incorporation and Bylaws of Iron Eagle and the Utah Act.

11.2           Other Definitions.  In addition to the terms set forth in Section 11.1 and elsewhere in this Agreement, each of the following terms is defined in the section set forth opposite such term:

Defined Term	Location
Agreement	Preamble
Articles of Exchange	§2.2
CHMN	Preamble
Claim Notice	§9.2(a)
Closing	§2.1
Closing Date	§2.1
Code	Recitals
Effective Time	§2.2
Exchange Act	§4.5
Exchange Transaction	Recitals
Indemnifiable Claim	§9.2(a)
Indemnified Party	§9.2(a)
Indemnifying Party	§9.2(a)
Iron Eagle	Preamble
Iron Eagle Common Stock	§1.1
Mining Data	§3.5
Real Properties	§3.5
SEC Documents	§4.5
Senetek	Preamble
Senetek Ordinary Shares	§1.2
Shareholders	Preamble

11.3           Expenses.  Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby.

11.4           Amendment.  This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

11.5           Survival of Representations and Warranties.  All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of one year from the Effective Time, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.

11.6           Press Release; Public Announcements.  The parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and written approval by the other party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any party may make any disclosure which its counsel advises is required by applicable law or regulation, in which case the other party shall be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

11.7           Notices.  All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service (effective one business day after being delivered to such courier service), or (c) mailed by certified mail, return receipt requested, postage prepaid (effective three business days after being deposited in the U.S. mail), addressed as follows (or to such other address as the recipient may have furnished for such purpose pursuant to this Section):

If to Iron Eagle and the Shareholders:

905 N. Pines Road
Suite A
Spokane, WA 99206

and:

If to Senetek:

301 Central Avenue #384
Hilton Head, SC   29926
Attn:  John Ryan, CEO

with a copy (which shall not constitute notice) to:

Ronald N. Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, Utah  84095

If to William Campbell:

905 N. Pines Road
Suite A
Spokane, WA  99206

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.8           Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.9           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

11.10         Applicable Law and Venue.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Nevada (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of Nevada and in no other place.

11.11         Attorneys’ Fees.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

11.12         Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

11.13         No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.14         Further Assurances.  Upon the reasonable request of the parties hereto, the other parties hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

11.15         Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.16         Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

11.17         Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes all prior agreements, letters of intent, arrangements and understandings between the parties.

11.18         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original.  At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on the respective day and year set forth below.

SENETEK:	Senetek, PLC

Date: March 16, 2011	By	/s/ John Ryan
John Ryan, CEO

IRON EAGLE:	Iron Eagle Acquisitions, Inc.

Date: March 16, 2011	By	/s/ William Campbell
William Campbell, President

WILLIAM CAMPBELL:	William Campbell

Date: March 16, 2011	By	/s/ William Campbell

SHAREHOLDERS:	Brush Prairie Minerals, Inc.

Date: March 16, 2011	By	/s/ William Campbell
William Campbell, CEO

Chester Mining Company

Date: March 16, 2011	By	/s/ William Campbell
William Campbell, CEO

Schedule 3.5

List of Real Properties and Mining Data

Real Properties

The Grey Eagle Mine (assessment number: 009-360-010-000) consisting of  294 acres of  Patented claims located in Sections 13, 14, 15, 22, 23 and 24,  Township 17N, Range 7E,  Humboldt Meridian, in Siskiyou County, California.

That certain real property and all improvements thereon situate, lying and being in the County of Lemhi, State of Idaho, more particularly described as Patented Mining Claims Iron #118, Iron #135,Iron #136, Iron #143, Iron #182, Iron #189,consisting of 118+ acres and all of the Mineral Rights under Patented Mining Claim Iron #144 at least one hundred and fifty (150) feet below the surface thereof (but excepting therefrom any surface access or surface use of any nature), as designated as Mineral Survey No. 3613, embracing a portion of sections 20 and 31, Township 19 North, Range 20 East, B.M., Parcel # RP99000001009AA, located in the Blackbird Mining District, Lemhi County, Idaho, and reserving as an easement appurtenant to Patented Mining Claim Iron #144 a perpetual easement for ingress and egress over and across any of the property conveyed by Quitclaim Indenture Deed recorded February 10, 2000, Lemhi County, Idaho.

Mining Data

All mining data pertaining to the Real Properties previously delivered to representative of Senetek.

Schedule 3.6(a)

Permitted Encumbrances

None

2

Schedule 3.6(c)

Prior Mining Activities

None

3

Schedule 3.11

Hazardous Materials

None

4

Schedule 4.6

Absence of Certain Changes

None

5